SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 9, 2004

Immediatek, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-26073	86-0881193
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer Identification No.)

2435 N. Central Expressway, Suite 1610

Richardson, Texas 75080

(972) 852-2876

(Address, including zip code of registrant’s principal executive offices and telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On April 9, 2004 Immediatek, Inc. entered into an Acquisition Agreement to acquire all of the issued and outstanding capital stock of DiscLive, Inc., a Delaware corporation. In exchange for the DiscLive capital stock we gave each of the DiscLive stockholders their pro rata share of 1,666,667 shares of our common stock. The agreement provides that delivery of the Immediatek common stock  and DiscLive capital stock will be delayed for a period of six (6) months to provide for adjustments or an unwinding  if certain circumstances, as described in the agreement, occur or fail to occur. Upon completion of the transaction DiscLive will become a wholly owned subsidiary of Immediatek.

DiscLive provides a service to concert goers whereby DiscLive contracts with an artist or recording company, records a live concert and then offers for sale limited addition recordings of the concert within minutes after the concert has ended.

DiscLive is not an audited entity and therefore proformas are not currently available. Immediatek intends to amend or supplement this report within 60 days once the financials become available.

Item 5. Other Events and Regulation FD Disclosure

We have recently completed a round of exempt financing including certain venture capital purchases of our common stock and completion of a Regulation D, Rule 506 private placement offering.  The largest single investment was by Jess Morgan & Co., Inc. in the amount of approximately $600,000 which resulted in the issuance to Jess Morgan of approximately 2,000,000 shares of our common stock. Our financing activities have raised a total of approximately $1,095,860 and resulted in our issuance of 3,652,866 shares of our common stock and 2,566,667 warrants. The warrants expire at various times with an average exercise price of $0.27 per share.

Item 7. Exhibits

10.1  Acquisition Agreement between Immediatek, Inc. and  DiscLive, Inc. dated April 9, 2004.

99.1  Immediatek, Inc., Press release dated April 12, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 20, 2004		Immediatek, Inc.
	By:	/s/ Zach Bair
Zach Bair, Chief
Executive Officer